As filed with the Securities and Exchange Commission on February 6, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

SYNAPTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	77-0118518

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2381 Bering Drive
San Jose, California 95131

(Address of Principal Executive Offices)

2000 Nonstatutory Stock Option Plan

(Full title of the Plan)

___________________

Francis F. Lee
President and Chief Executive Officer
2381 Bering Drive
San Jose, California 95131

(Name and address of agent for service)

(408) 434-0110

(Telephone number, including area code, of agent for service)

Copies to:

Robert S. Kant, Esq.
Jean E. Harris, Esq.
Brian H. Blaney, Esq.
Greenberg Traurig, LLP
2375 East Camelback Rd., Suite 700
Phoenix, AZ 85016
(602) 445-8000
___________________

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed
Title of securities	Amount to be		offering price	maximum aggregate	Amount of
to be registered	registered(1)		per share	offering price (1)	registration fee

Common Stock, par value $.001	75,000	shares	$3.50	$262,500	$24.15

Common Stock, par value $.001	46,000	shares	6.50	299,000	27.51

Common Stock, par value $.001	58,000	shares	8.50	493,000	45.36

Common Stock, par value $.001	21,000	shares	13.00 (2)	273,000	25.11

Total	200,000	shares		$1,327,500	$122.13

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2000 Nonstatutory Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Synaptics Incorporated.

(2)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Synaptics Incorporated as reported on the Nasdaq National Market on February 5, 2002.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         Synaptics Incorporated (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	prospectus filed pursuant to Rule 424(b)(4) under the Securities Act as filed with the Commission on January 29, 2002;

(b)	the Registrant’s Registration Statement on Form S-1 (No. 333-56026) as filed with the Commission on February 22, 2001, and amendments thereto;

(c)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, (No. 000-49602) as filed with the Commission on January 24, 2002.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an “Indemnitee”). In addition, the Registrant has adopted provisions in its Bylaws and entered into indemnification agreements that require it to indemnify its directors, officers, and certain other representatives of the Registrant against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

         Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Registrant, or serves or served any other enterprise or organization at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

         If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         If unsuccessful in defense of a suit brought by or in the right of the Registrant, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

         Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Board of Directors of the Registrant deems appropriate.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

3.1	Registrant’s Certificate of Incorporation(1)

3.2	Registrant’s Bylaws(1)

5	Opinion of Greenberg Traurig, LLP

10.5	2000 Nonstatutory Stock Option Plan and form of grant agreement(2)

23.1	Consent of Ernst & Young LLP, independent auditors

23.2	Consent of KPMG LLP, independent auditors

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 333-56026) filed on August 17, 2001.

(2)	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (No. 333-56026) filed on January 9, 2002.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on February 5, 2002.

SYNAPTICS INCORPORATED By: /s/ Francis F. Lee Francis F. Lee Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Francis F. Lee and Russell J. Knittel his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Francis F. Lee Francis F. Lee	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 5, 2002

/s/ Russell J. Knittel Russell J. Knittel	Senior Vice President, Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)	February 5, 2002

/s/ Federico Faggin Federico Faggin	Chairman of the Board	February 5, 2002

/s/ Keith B. Geeslin Keith B. Geeslin	Director	February 5, 2002

/s/ Richard L. Sanquini Richard L. Sanquini	Director	February 5, 2002

/s/ Joshua C. Goldman Joshua C. Goldman	Director	February 5, 2002

Index to Exhibits

Exhibit
Number	Description

3.1	Registrant’s Certificate of Incorporation(1)

3.2	Registrant’s Bylaws(1)

5	Opinion of Greenberg Traurig, LLP

10.5	2000 Nonstatutory Stock Option Plan and form of grant agreement(2)

23.1	Consent of Ernst & Young LLP, independent auditors

23.2	Consent of KPMG LLP, independent auditors

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 333-56026) filed on August 17, 2001.

(2)	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (No. 333-56026) filed on January 9, 2002.